Exhibit 99.1

Aceto Corporation
One Hollow Lane
Lake Success, New York 11042-1215

“Enabling Quality Worldwide”	NEWS RELEASE

FOR IMMEDIATE RELEASE

Aceto Announces Fiscal 2009 Third Quarter Results of Operations

LAKE SUCCESS, NY – May 8, 2009 – Aceto Corporation (NASDAQ:ACET), a global leader in the sourcing, quality assurance, regulatory support, marketing and distribution of chemically derived pharmaceuticals, biopharmaceuticals, specialty chemicals and crop protection products, today announced results of operations for its fiscal 2009 third quarter and nine  months ended March 31, 2009.

Net sales for the fiscal 2009 third quarter were $79.8 million, a decrease of 18.8% from $98.3 million in the year ago quarter. Gross profit decreased 17.4% to $13.3 million in the 2009 fiscal quarter compared to $16.0 million in the 2008 quarter. SG&A expenses decreased 9.5% to $10.5 million in the 2009 quarter compared to $11.6 million in the year ago comparable quarter. Net income decreased 41.3% to $1.9 million, or $0.08 per diluted share, compared to $3.3 million or $0.13 per diluted share in the 2008 quarter.

Net sales for the nine months ended March 31, 2009 were $247.9 million, a 2.8% decrease from $254.9 million for the fiscal 2008 comparable period. Gross profit for the first nine months of fiscal 2009 was $43.9 million, an increase of 2.0% from $43.1 million in the first nine months of fiscal 2008. Net income was $7.6 million, or $0.30 per diluted share for the first three quarters of fiscal 2009, compared to $5.5 million, or $0.22 per diluted share in the fiscal 2008 comparable period.

Leonard S. Schwartz, Chairman and CEO of Aceto stated, “While we are never satisfied with declines in sales or profitability, in these trying and troubling times, we need to be cognizant of the reality of the global economic situation and the effect it is having on Aceto’s business.  It is clear to us these economic conditions will last for a prolonged period of time and it is incumbent on the Company to act accordingly for both the short and long-term.”

“In the short-term, we must continue our focus on managing cash flow, careful expense management including SG&A, freight costs, inventory management and personnel issues. Recently we implemented more stringent expense controls and are pleased with the results of our inventory management.  Inventory has declined almost 18% from $77.4 million on December 31, 2008 to $63.6 million on March 31, 2009. Yet at the same time, we must be careful not to overreact to the short-term challenges to ensure that we do not negatively impact our current business and development activities.”

“Taking a longer term perspective, we are very aware of the absolute need to continue to enhance our longer term development activities while maintaining the requisite balances between short and longer-term objectives. Our results from Halosulfuron demonstrate that clearly.”

“We believe that we possess some competitive advantages and longer-term strategies that, over the longer term, will enable the Company to continue to grow.  While lower inventory levels are an objective for Aceto, the fact of the matter is that our strong financial position enables us to hold inventories allowing us to service our customers better than our competitors and actually increase market share in difficult economic times. Combined with our financial strength, our very unique sourcing and regulatory support capabilities allow us to leverage much lower product pricing from our principal sourcing markets (China and India) making us much more competitive against Western and Japanese producers. In addition to existing business, this adds to our new product development activities. In addition, we are continuing our brand development activity for which we have already had some positive feedback.  Having said this, there is no question in our minds that careful short term management, combined with our competitive advantages and longer-term strategies, will make Aceto a much stronger company when the economic conditions improve.”

“Our third quarter results have definitely been negatively impacted by these very difficult economic times and challenging market factors. During the quarter, sales in our Health Sciences segment declined 23.5% from the 2008 comparable quarter, largely the result of the ever increasing competitive environment in the generic pharmaceutical markets which was partially offset by an increase in sales in our nutritionals segment. Sales in our Chemicals & Colorants business segment declined 18.0% compared to the 2008 comparable quarter, largely the result of declines in the sales of color pigments, aroma chemicals and sales into the surface coatings industry. Sales in our Crop Protection segment increased 39.6% from the 2008 comparable quarter, the result of our successful launch of Halosulfuron, and increased sales of Asulam which were partially offset by a decline in the sales of our sprout inhibitor products due to less potato acreage this growing season and decreased sales of an insecticide product which we sold in May, 2008.”

Updating the status of Aceto’s Strategic Initiatives, Mr. Schwartz commented:

•
Companion animal vaccines – The field safety testing that we have previously discussed continues to move forward with good results, although not as quickly as we had originally hoped for.  While we remain confident that the field safety test will be successful, please be reminded that this is a regulatory review and while we are doing everything that we can to expedite the process, there can be no assurance given as to when the approval process will be 100% completed.

•
Entering the Japanese pharmaceutical market – When we made the decision to enter the Japanese pharmaceutical market, we knew that the conservative nature of the Japanese would make entering this market slower than entering other markets we have in the past. I just visited Japan to evaluate the status of this initiative and am gratified by the forward movement that we are making from the perspectives of the ongoing dialogue with the pharmaceutical companies, the three orders we have already executed, the number of product sales opportunities we currently have in process and the need for Japanese pharmaceutical companies to reduce costs. The market for pharmaceutical intermediates in Japan is second only to the US market and is more than 90% serviced by high priced domestic producers. As a result, we have decided to add to our resources and are confident of success.

•
Finished dosage form generic drugs – We have received our first shipment of Ondansetron and are currently marketing it. In addition, we are continuing our efforts to enhance and develop our pipeline of products for finished dosage form generic drugs.

“In our Crop Protection business segment, we are very pleased to announce the successful launch of Halosulfuron, a herbicide used to control sedge for which we received our EPA registration during the fiscal 2009 second quarter.  Halosulfuron is the second successful generic crop protection product that we have launched.  The first was Asulam, used on sugarcane, which was launched in 2007.

In addition to Halosulfuron, we have three other crop protection products which we have already filed for our EPA registrations (licenses to sell) and have active suppliers and customers lined up.  Based on the timeline that the EPA has for registration reviews, we believe that barring any unforeseen issues, we should receive the EPA registrations for these products within the next three months and launch these products in fiscal 2010.

In addition to these products, we are in the process of evaluating several other crop protection products with the goal of filing for additional EPA registrations by the end of calendar 2009.”

“With respect to the opening of a representative office in Vietnam, we have received the approval from the Vietnamese government and are now in the process of securing a location for the office and doing the other necessary things to grow our existing business there”

Mr. Schwartz concluded, “We ended the third quarter of fiscal 2009 with working capital of $130.0 million, no long-term bank debt and shareholders’ equity of $139.6 million.  This level of working capital provides us with the financial foundation strength to continue to move our Strategic Initiatives forward.  We remain optimistic about the Company’s long-term business prospects, with our core businesses serving as a solid foundation for future growth and not forgetting that we need to continue to focus on strong cost controls.”

DIVIDEND

Aceto also announced that its Board of Directors declared a regular, semi-annual dividend of $0.10 per common share which will be distributed on June 26, 2009 to shareholders of record as of June 15, 2009.

Commenting on the dividend announcement, Mr. Schwartz stated, “We remain extremely optimistic about the long-term future of Aceto Corporation. Our declaration of a dividend today reflects the Board's continued confidence in the Company's long-term prospects and our strong cash position."

CONFERENCE CALL

Leonard S. Schwartz, Chairman and CEO, Vincent Miata, President, and Douglas Roth, CFO, will conduct a conference call at 10:00 a.m. ET on Friday, May 8, 2009. Interested parties may participate in the call by dialing 800-264-7882 (847-413-3708 for international callers) – please call in 10 minutes before the call is scheduled to begin, and ask for the Aceto call (conference ID # 24377183).  The conference call will also be webcast live via the Investor Relations section of the Company’s website, www.aceto.com. To listen to the live call please go to the website at least 15 minutes early to register, download and install any necessary audio software.  The conference call will be archived on the Company’s website, and a recorded phone replay will also be available from 1:00 p.m. ET on Friday, May 8, 2009 until 5:00 p.m. ET on Monday, May 11,, 2009.  Dial 888-843-8996 (630-652-3044 for international callers) and enter the code 24377183 for the phone replay.

ABOUT ACETO

Aceto Corporation, incorporated in 1947, is a global leader in the sourcing, quality assurance, regulatory support, marketing and distribution of chemically derived pharmaceuticals, biopharmaceuticals, specialty chemicals and crop protection products.  With a physical presence in ten countries, Aceto distributes over 1,000 chemicals and pharmaceuticals used principally as raw materials in the pharmaceutical, crop protection, surface coating/ink and general chemical consuming industries. Aceto’s global operations, including a staff of 26 in Shanghai and 14 in India are unique in the industry and enable its worldwide sourcing and regulatory capabilities. (ACET-F)

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are based on current expectations, estimates and projections of management. Aceto intends for these forward-looking statements to be covered by the safe-harbor provisions for forward-looking statements. Words such as "anticipates," "expects," "intends," "plans," "believes," "seeks," "estimates," or variations of such words are intended to identify such forward-looking statements. The forward-looking statements contained in this press release include, but are not limited to, statements regarding the Company’s strategic initiatives, including our competitive advantage, our future strength and prospects for long-term growth, the success of our field safety testing of vaccines for companion animals, selling into the Japanese pharmaceutical market, and receipt of EPA registrations and launch of three crop protection products in fiscal 2010.  All forward-looking statements in this press release are made as of the date of this press release, and Aceto assumes no obligation to update these forward-looking statements whether as a result of new information, future events or otherwise, other than as required by law.  The forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those set forth or implied by any forward-looking statements.  These uncertainties include, but are not limited to, our ability to successfully balance our short and long-term objectives, unforeseen environmental liabilities, international military conflicts, the mix of products sold and the profit margins thereon, order cancellation or a reduction in orders from customers, competitive product offerings and pricing actions, the availability and pricing of key raw materials, dependence on key members of management, risk of entering into new European markets, the Japanese market and Vietnam, continued successful integration of acquisitions, economic and political conditions in the United States and abroad, receipt of regulatory approvals, our ability to continue strong cost controls as well as other risks detailed in the Company's SEC reports, including the Company's Form 10-K and other filings. Copies of these filings are available at www.sec.gov.

For information contact:

Theodore Ayvas
Director of Corporate Communications
& Investor Relations
Aceto Corporation
(516) 627-6000
www.aceto.com

Aceto Corporation
Consolidated Statements of Income
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2009	2008	2009	2008
Net sales	$79,800	$98,255	$247,854	$254,888
Cost of sales	66,545	82,212	203,917	211,803
Gross profit	13,255	16,043	43,937	43,085
Gross profit %	16.61%	16.33%	17.73%	16.90%

Selling, general and
administrative expenses	10,458	11,560	32,921	32,924
Research and development expenses	-	279	153	632
Operating income	2,797	4,204	10,863	9,529

Other (expense) income, net of interest expense	(268)	578	398	533

Income before income taxes	2,529	4,782	11,261	10,062
Provision for income taxes	594	1,488	3,683	4,566
Net income	$1,935	$3,294	$7,578	$5,496

Net income per common share	$0.08	$0.14	$0.31	$0.23

Diluted net income per common share	$0.08	$0.13	$0.30	$0.22

Weighted average shares outstanding:
Basic	24,569	24,348	24,457	24,344
Diluted	25,052	24,745	24,976	24,806

Aceto Corporation
Consolidated Balance Sheet
(in thousands, except per-share amounts)

	Mar 31, 2009	June 30, 2008
	(unaudited)

Assets
Current Assets:
Cash and cash equivalents	$39,263	$46,515
Investments	487	548
Trade receivables: less allowances for doubtful
accounts: Mar 31, 2009 $1,007; and June 30, 2008 $477	59,129	68,220
Other receivables	7,910	4,819
Inventory	63,572	71,109
Prepaid expenses and other current assets	1,183	817
Deferred income tax asset, net	1,797	1,756

Total current assets	173,341	193,784

Long-term notes receivable	-	347
Property and equipment, net	4,213	4,307
Property held for sale	6,978	6,978
Goodwill	1,801	1,987
Intangible assets, net	4,823	5,421
Deferred income tax asset, net	1,786	4,098
Other assets	5,488	5,321

Total Assets	$198,430	$222,243

Liabilities and Shareholders' Equity

Current liabilities:
Accounts payable	$25,397	$43,480
Note payable - related party	-	500
Accrued expenses	16,865	19,948
Deferred income tax liability	1,078	1,070
Total current liabilities	43,340	64,998

Long-term liabilities	7,049	7,034
Environmental remediation liability	7,578	7,578
Deferred income tax liability	444	1,751
Minority interest	464	473
Total liabilities	58,875	81,834

Commitments and contingencies

Shareholders' equity:
Common stock, $.01 par value:
(40,000 shares authorized; 25,644 shares issued;
24,766 and 24,446 shares outstanding at
Mar 31, 2009 and June 30, 2008, respectively)	256	256
Capital in excess of par value	56,431	56,832
Retained earnings	86,880	81,778
Treasury stock, at cost:
(878 and 1,198 shares at Mar 31, 2009 and
June 30 2008, respectively)	(8,482)	(11,571)
Accumulated other comprehensive income	4,470	13,114
Total shareholders' equity	139,555	140,409

Total liabilities and shareholders' equity	$198,430	$222,243